UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2025

Millrose Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-42476	99-2056892
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Brickell Avenue, Suite 1400
Miami, Florida	33131
(Address of principal executive offices)	(Zip Code)

212-782-3841

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock, par value $0.01 per share	MRP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 7, 2025 (the “Distribution Date”), Lennar Corporation (“Lennar”) completed the previously announced distribution of 120,980,401 shares of Class A common stock of Millrose Properties, Inc. (“Millrose”), par value $0.01 per share (“Class A Common Stock”), and 11,819,811 shares of Class B common stock of Millrose, par value $0.01 per share (“Class B Common Stock” and, together with Class A Common Stock, “Common Stock”), subject to de minimis adjustments, representing approximately 80% of the outstanding Common Stock, to holders of Lennar Class A common stock and Class B common stock (the “Distribution” or “Spin Off”). Each holder of Lennar Class A common stock or Class B common stock received one share of Class A Common Stock or Class B Common Stock for every two shares of Lennar Class A common stock or Class B common stock held as of the close of business on January 21, 2025 (the “Record Date”). Following the Distribution, Lennar will temporarily retain 33,200,053 shares (approximately 20% of the outstanding shares of Millrose) of Common Stock in the form of Class A Common Stock (the “Retained Shares”). Lennar has agreed not to exercise its voting rights with respect to the Retained Shares. Upon the consummation of the Spin Off, Millrose became an independent public company listed on the New York Stock Exchange (the “NYSE”) under the symbol “MRP”.

Millrose is externally managed by Kennedy Lewis Land and Residential Advisors LLC (the “Manager”), an affiliate and subsidiary of Kennedy Lewis Investment Management LLC (“Kennedy Lewis”). The Manager provides Millrose access to the Manager’s deep financial expertise, extensive operational platforms and strong homebuilder relationships. Immediately following the Spin-Off, the Manager will leverage its full resources to deliver its already robust backlog of deals and to pursue accretive homesite option purchase arrangements with other third-party homebuilders and developers throughout the industry. The Manager is currently actively evaluating these potential transactions for suitability for Millrose using its standard due diligence procedures and expects to have one or more of such transactions under contract by the time Millrose announces its financial results for the first quarter of 2025. Millrose expects to utilize its revolving credit facility under the Credit Agreement (as defined below) to finance these transactions.

In connection with the Spin Off, Lennar has contributed $5.5 billion in land assets and cash of $1 billion to Millrose.

In connection with the Spin-Off, Millrose entered into several agreements, as described below.

Management Agreement

On the Distribution Date, Millrose and the Manager entered into the Management Agreement (the “Management Agreement”). The Management Agreement requires the Manager to manage Millrose’s and its subsidiaries’ assets and day-to-day operations, subject to the supervision of the Millrose board of directors.

Pursuant to the terms of the Management Agreement, the Manager is responsible for, among other things, the acquisition, management and disposition of land assets and properties, compliance with laws and regulations, including as a public company, performing services and activities relating to the Homesite Option Purchase Platform (“HOPP’R”) and ensuring compliance by Millrose with its responsibilities and obligations under each of the agreements entered into between Millrose and Lennar or any of Lennar’s subsidiaries (collectively, the “Lennar Agreements”). In addition, the Manager is required to provide Millrose with sufficiently experienced and qualified personnel to perform all services, including officers of Millrose and its subsidiaries. Further, the Management Agreement includes a policy governing the allocation of investment opportunities not involving Lennar between Millrose and certain affiliates of Kennedy Lewis.

Pursuant to the Management Agreement, Millrose will pay the Manager a management fee in an amount equal to 1.25% per annum of Tangible Assets (as defined in the Management Agreement) or 0.3125% per quarter (the “Management Fee”) to be calculated as set forth in the Management Agreement. The Management Fee will be due and payable quarterly in advance as of the first day of each quarter. In addition, except for certain reimbursable expenses, all expenses incurred by Millrose and its subsidiaries in the ordinary course of business, including all Operating Expenses (as defined in the Management Agreement), will be paid for by the Manager and covered under the Management Fee.

The Management Agreement has an initial term of three years and will be automatically renewed for a one-year term on each anniversary date thereafter, unless earlier terminated or not renewed in accordance with the termination provisions of the Management Agreement, including, among other grounds, unsatisfactory performance by the Manager that is materially detrimental to Millrose and the Manager not presenting to the Millrose board of directors any candidates to succeed the Manager or the Key Men (as defined below), as applicable, for consideration within 60 calendar days. In the event of termination without cause, Millrose will pay the Manager a termination fee, as calculated in accordance with the Management Agreement. The Management Agreement also contains indemnification provisions by Millrose for the benefit of the Manager and its affiliates and by the Manager for the benefit of Millrose and its subsidiaries in certain circumstances.

The foregoing description of the Management Agreement is not complete and is qualified in its entirety by reference to the Management Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is hereby incorporated by reference into this Item 1.01.

Founder’s Rights Agreement

On the Distribution Date, Millrose and U.S. Home, LLC, a subsidiary of Lennar (“U.S. Home”), Lennar Homes Holding, LLC, a subsidiary of Lennar (“Lennar Homes Holding”), and CalAtlantic Group, LLC, a subsidiary of Lennar (“CalAtlantic” and, together with U.S. Home and Lennar Homes Holding and their divisions and subsidiaries, including any subsidiary of Lennar, the “Lennar Parties”), entered into the Founder’s Rights Agreement (the “Founder’s Rights Agreement”), pursuant to which U.S. Home will maintain certain rights and benefits set forth therein that are exclusive to U.S. Home and its affiliates and may not be granted to any other person by Millrose without the written consent of U.S. Home.

Pursuant to the Founder’s Rights Agreement, until such time as the aggregate value of all cash and capital assets contributed by U.S. Home and held at a given time by Millrose and its subsidiaries is less than 10% of their total assets, and remains continuously below such 10% threshold for six consecutive months (such event, a “Sunset Threshold Event”), in the event the Management Agreement is terminated for any reason or no reason, including if Millrose terminates the Manager, if Kennedy Lewis Land and Residential Advisors LLC resigns as Manager or if the Manager assigns the Manager’s interest in the Management Agreement in violation thereof, U.S. Home has the right to consent or withhold consent to Millrose’s selection of a new manager and/or execution of any successor Management Agreement, which consent may not be unreasonably withheld or conditioned. Upon receipt of notice that the Manager intends to terminate the Management Agreement, or upon Millrose’s determination to replace the Manager, Millrose will promptly notify U.S. Home thereof. Millrose will present to U.S. Home one or more replacement manager candidates and/or a draft successor management agreement, and U.S. Home will have ten business days to object to such candidate and/or draft. U.S. Home’s failure to object within the ten-business day period will be deemed an approval of the candidate(s) and/or draft, as applicable.

The Founder’s Rights Agreement also provides that, until the occurrence of a Sunset Threshold Event, in the event that (i) both David K. Chene and Darren L. Richman (collectively, the “Key Men”) cease to exercise control over the management or the decision-making process at Kennedy Lewis, (ii) both Key Men cease to exercise direct or indirect control over the management of Millrose or (iii) either Kennedy Lewis and/or either Key Man transfers any membership interests of the Manager, directly or indirectly, to a company (or any affiliate thereof) engaged primarily in the building of single family homes in the United States or acquiring and developing homesites in the United States (in each case, a “Management Change of Control”), U.S. Home will have the right to consent to the replacement(s) for Mr. Chene and/or Mr. Richman. Within ten days of the date on which the Manager has reason to believe that there will be a Management Change of Control within the following 90 days, Millrose will notify U.S. Home of such development. Promptly upon Millrose’s receipt of candidate successors to replace Mr. Chene and/or Mr. Richman from the Manager, Millrose will provide to U.S. Home the relevant background information about such candidates. U.S. Home will have ten business days to evaluate the candidate(s) and approve or reject such candidate(s). U.S. Home’s failure to respond within the ten-business day period will be deemed an approval of the candidate(s).

The Founder’s Rights Agreement further provides that in the event that Millrose issues additional shares of Class A Common Stock (or any other equity securities in a manner consistent with its charter) within 18 months of the Distribution Date to any customer other than U.S. Home of its affiliates (the “Other Customer”) in exchange for Future Property Assets (i.e., any future Homesites (as defined below), prospective Homesites, properties or other related land assets that Millrose may acquire with and pursuant to its arrangements with its customers, including U.S. Home and Other Customers) in a transaction with an aggregate value in excess of $500 million at a price per share lower than the price per share received by U.S. Home in exchange for the contribution of the Initial Founder Assets (as defined in the Founder’s Rights Agreement) (each, a “Subsequent Bulk Assets Contribution”), Millrose will issue an additional number of shares of Class A Common Stock to Millrose stockholders (the “Additional Equity Issuance”) equal to the number of additional shares the Lennar stockholders that received Common Stock on the Distribution Date would have received if the Distribution had been executed at the same price per share as what the Other Customer received in connection with the Subsequent Bulk Assets Contribution. The Additional Equity Issuance will be calculated as set forth in the Founder’s Rights Agreement.

Pursuant to the Founder’s Rights Agreement, U.S. Home has a “Capital Priority Right” which it may exercise (i) on the first day of the month immediately following the one year anniversary of the Distribution Date; and (ii) thereafter, every three months on a designated date (each, a “Reservation Date”). On each Reservation Date, U.S. Home may reserve an amount up to the Priority Amount (as defined in the Founder’s Rights Agreement) for its activities pursuant to the Master Program Agreement, the Master Option Agreement, the Master Construction Agreement and any Multiparty Cross Agreement (each as defined below and collectively, the “Program Documents”) during the three-month period until the next Reservation Date (each such period, a “Reservation Period”) in accordance with the provisions set forth in the Founders’ Rights Agreement. The Capital Priority Right provides U.S. Home with an evergreen right to reserve for a certain period of time a certain amount of Millrose’s available capital exclusively for financing Future Property Asset acquisitions and land development activities (including the installation of all necessary infrastructure required to build homes, including drainage, sewage, water lines, roads, sidewalks, utility lines, grading, landscaping and, in certain cases, the construction of recreational facilities, common area elements and other amenities) for U.S. Home, which U.S. Home will “lose” if it does not “use” it during the Reservation Period, subject to certain conditions.

In the event Millrose fails to convey any Homesite(s) to U.S. Home or its affiliates, where U.S. Home (or its affiliate) is willing to pay the takedown price pursuant to the applicable Takedown Schedule (defined below) of any Purchase Option (as defined below), and such failure persists uncured for ten days following notice from U.S. Home that Millrose has failed to convey the subject Homesite accordingly (such failure to convey, a “Conveyance Default”), U.S. Home has an enforcement right to compel Millrose to sell U.S. Home the Homesite(s), which will be automatically and immediately available without the need for any court order or other third party action. If there is a Conveyance Default, U.S. Home may stop payment on all Monthly Option Payments (as defined below) with respect to all properties subject to any Program (as defined below) between U.S. Home and Millrose. The Founder’s Rights Agreement also provides for a dispute resolution mechanism.

If Millrose (through its subsidiaries) enters into any HOPP’R or other arrangements with any individual or entity that allows for option payments (or payments substantially similar to Monthly Option Payments) at a rate that is lower than U.S. Home’s (or its affiliate’s) Applicable Rate (as defined in and calculated pursuant to the Master Program Agreement) for Future Property Assets (any such event, an “Applicable Rate Adjustment Event”), U.S. Home will have the right to have its Applicable Rate commensurately adjusted for all new Future Property Assets acquired, or with respect to which an acquisition process has been initiated, within 180 days following the occurrence of the Applicable Rate Adjustment Event to match the lower rate agreed upon by the relevant Millrose and the third party (such right, the “Applicable Rate Adjustment Right”); provided, however, that within 18 months of the date of the Distribution, Millrose may issue additional shares of Class A Common Stock (or any other equity securities in a manner consistent with its charter) to any Other Customer in exchange for Future Property Assets only if such transaction includes an option rate equal to or higher than the lower of (i) 9.5% and (ii) the Applicable Rate plus 1%.

Until the occurrence of a Sunset Threshold Event, Millrose may not enter into any third-party financing arrangements if such financing arrangement would cause its debt-to-equity ratio to exceed 1:1 without the prior written consent of U.S. Home. In addition, without the express written consent of U.S. Home, Millrose and its affiliates may not mortgage, pledge, hypothecate or otherwise encumber one or more residential properties (the “Properties”) in any collateralized financing arrangement, if any other property of Millrose subject to any customer right or option to purchase is also pledged as collateral in such financing.

In addition to U.S. Home’s ability to designate two “Pause Periods” pursuant to the Master Option Agreement, U.S. Home also has a “Pause Period Designation Right” pursuant to the Founder’s Rights Agreement to unilaterally elect to designate a pause period (a “Pause Period”) of up to six months in its sole discretion at any time with respect to any Property, during which time all takedown and construction deadlines for such Property will be extended, no closings will occur, and no payments will be made by Millrose to the contractor under the applicable construction agreement. However, in the event U.S. Home designates a Pause Period by exercising its Pause Period Designation Right, then U.S. Home will lose its Applicable Rate Adjustment Right for all new Future Property Assets until there are no longer any U.S. Home properties subject to a Pause Period.

The foregoing description of the Founder’s Rights Agreement is not complete and is qualified in its entirety by reference to the Founder’s Rights Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.2 and is hereby incorporated by reference into this Item 1.01.

Registration Rights Agreement

On the Distribution Date, Lennar and Millrose entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which Millrose agreed that, upon the exercise of Lennar’s demand registration rights, subject to certain limitations, Millrose will use its reasonable best efforts to effect the registration of the Retained Shares. Millrose will be responsible for all registration expenses in connection with Millrose’s performance of its obligations under the registration rights provisions. The Registration Rights Agreement contains customary indemnification and contribution provisions by Millrose for the benefit of Lennar (including its directors and officers) and, in limited situations, by Lennar for the benefit of Millrose (including its directors and officers) with respect to the information provided by Lennar included in any registration statement, prospectus or related document.

The foregoing description of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.3 and is hereby incorporated by reference into this Item 1.01.

HOPP’R License Agreement

On the Distribution Date, Lennar-Millrose HOPP’R, LLC, a subsidiary of Lennar (the “Sublicensor”), and Millrose Holdings, LLC (“Millrose Holdings”), entered into a Sublicense Agreement (the “HOPP’R License Agreement”), pursuant to which the Sublicensor granted to Millrose Holdings a non-exclusive, worldwide, royalty-free, non-transferrable license to use the HOPP’R and HOPP’R Mark (as defined in the HOPP’R License Agreement) (collectively, the “Licensed IP”) solely for Millrose Holdings’ and its affiliates’ internal business purposes. Millrose Holdings will also have the right to use any related intellectual property that may supplement the Licensed IP. As part of the Licensed IP, Millrose Holdings will also be able to use the “HOPP’R” trademark, including in marketing materials and other publications. The Manager is entitled to use Millrose’s HOPP’R Rights license in connection with the management and operation of Millrose. Millrose’s HOPP’R Rights license will be perpetual and will have no termination date, subject to certain limited termination conditions.

The foregoing description of the HOPP’R License Agreement is not complete and is qualified in its entirety by reference to the HOPP’R License Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.4 and is hereby incorporated by reference into this Item 1.01.

Master Program Agreement

On the Distribution Date, Millrose and U.S. Home, Lennar Homes Holding and CalAtlantic entered into a Master Program Agreement (“Master Program Agreement”).

Under the Master Program Agreement, and subject to the terms and conditions set forth therein, the Initial Properties, Supplemental Transferred Assets (each as defined below) and future property assets are or will be admitted to the Program. Millrose and its affiliates, including Millrose Holdings (together with Millrose, the “Millrose Entities”), and their respective subsidiaries and affiliates (together with Millrose and Millrose Holdings, the “Millrose Parties”) will acquire residential land and related rights, contract with the Lennar Parties to complete various on-site and off-site related improvements, and grant such Lennar Party an option to acquire homesites on such land (each, a “Homesite”) in accordance with a pre-determined acquisition schedule (the aforementioned transaction and related activities, the “Program”) and in conjunction with the HOPP’R.

“Admitted Properties”, as used in the Master Program Agreement, refers to the Properties acquired by the Millrose Parties for the benefit of the Lennar Parties and admitted to the Program. These Admitted Properties include the properties Lennar previously conveyed to certain Lennar subsidiaries and contributed to Millrose prior to the Distribution (the “Initial Properties”). Any land assets the Millrose Parties acquire using the initial builder cash contributed by Lennar to Millrose immediately prior to the Distribution (the “Supplemental Transferred Assets”) once acquired by the Millrose Parties will be deemed Initial Properties. The Master Program Agreement also sets out specified admission requirements for future Properties to be deemed Admitted Properties. These admission requirements include compliance with the program criteria specified in the Master Program Agreement (the “Program Criteria”), and Lennar providing to the Millrose Parties a proposed project report meeting the Program Criteria and completion of due diligence by the Manager. Properties will be admitted into the Program commencing on the Distribution Date until such time as the Lennar Parties and Millrose mutually agree in writing that Properties will no longer be admitted to the Program.

The Admitted Properties will be grouped into pools with primary consideration given to diversity within pools across geographies, communities and home types. As to any pool, Lennar’s Total Payment Obligations (as defined in the Master Program Agreement) for the Initial Properties will not exceed $50 million and for any future Admitted Properties will not exceed $25 million.

In the event a Lennar Party’s Purchase Options to acquire Homesites expire or are terminated prior to such Lennar Party acquiring all of the Homesites on an Admitted Property, then within 20 days of such expiration or termination, Millrose will have the right to request that a Lennar Party enter into an agreement to build out homes on the unpurchased Homesites for a fee, and the Lennar Parties will make a Lennar Party available to be engaged as a fee builder of homes, subject to the terms and conditions set forth in the Master Program Agreement.

Under the Master Program Agreement, Millrose has agreed, at Lennar’s request, to provide the Program to any residential home construction or real estate development company in the United States in which any Lennar Party has any amount of ownership interest or contractual business relationship, subject to certain conditions, including such company meeting the Program Criteria and Millrose having sufficient capital to finance such engagements.

The foregoing description of the Master Program Agreement is not complete and is qualified in its entirety by reference to the Master Program Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.5 and is hereby incorporated by reference into this Item 1.01.

Master Option Agreement

On the Distribution Date, U.S. Home, Lennar Homes Holding, CalAtlantic and the Millrose Entities entered into a Master Option Agreement (the “Master Option Agreement”). Under the Master Option Agreement and the applicable project addendum, the applicable Millrose Party will grant Lennar an exclusive option (“Purchase Options” or “Option”) to acquire the Homesites on each Admitted Property.

The term of each Purchase Option begins on the later of (i) the date of the Master Option Agreement, (ii) the applicable Millrose Party’s acquisition of such Admitted Property (if not already owned by the Millrose Party), and Lennar’s delivery of the Option deposit and (iii) the execution of a project addendum for the applicable Admitted Property. The Option term ends on the final takedown date specified in the schedule of takedowns attached to the applicable project addendum (“Takedown Schedule”), unless earlier terminated pursuant to the Master Option Agreement and subject to extensions as provided in the applicable project addendum. The Lennar Parties may exercise a Purchase Option in accordance with the procedures set forth in the Master Option Agreement.

Under the Master Option Agreement and any applicable project addendum, a Lennar Party will acquire the Homesites according to a Takedown Schedule. The Lennar Party may extend acquisition dates by up to four quarterly extensions beyond the date provided in the Takedown Schedule, provided notice is given five business days before the end of the preceding month. Extensions adjust subsequent takedown timelines but require the Lennar Parties to meet the cumulative acquisition target set forth in the applicable Takedown Schedule. Lennar may accelerate takedowns of up to 50% of Homesites in a pool as of the date of the proposed accelerated takedown or elect to purchase all remaining Homesites in bulk. Bulk purchases exceeding 50% of a pool require concurrent completion of all Homesites in that pool.

Lennar may designate up to two Pause Periods of up to six months each under the Master Option Agreement if the Burns Home Value Index for the metropolitan statistical area (“MSA”) in which the Property is located shows a seasonally adjusted home sale pricing decline in the MSA of 10% or more, or a public health emergency occurs which does or is expected to materially and adversely impacts Lennar’s ability to construct, market and/or sell residences on an Admitted Property. During Pause Periods, deadlines are extended, takedowns are paused and Lennar pays a reduced Monthly Option Payment at 50% of the Applicable Rate for the applicable Property.

In consideration for the grant of the Purchase Option, the applicable Lennar Party is required to make the following payments:

•	An initial deposit of 5% of projected total land acquisition and development costs for the Admitted Property which shall be confirmed and set forth in the applicable project addendum.

•	A monthly option payment calculated on a daily basis based on:

o

Invested Capital, which is (a) the aggregate amounts properly paid by the Millrose Parties to the Lennar Parties or other parties in connection with a Property pursuant to the Master Option Agreement, the Master Construction Agreement and any applicable project addendum, purchase agreement or nomination agreement, including, without limitation, the acquisition cost of the Property and the progress payments made to improve the Property (but excluding any costs which expressly are not reimbursable to Millrose pursuant to such agreements), less (b)(i) the aggregate purchase price paid by the Lennar Parties to the Millrose Parties for Homesites set forth on the Takedown Schedule, and (ii) any other payments or reimbursements paid by the Lennar Parties to the Owner Parties for such Property (including the initial deposit, any Early Option Payment (as defined in the Master Option Agreement) and any additional deposits) other than this monthly option payment; provided that with respect to the Initial Properties and the Supplemental Transferred Assets, the “Allocated Value” set forth in the applicable project addendum for such Property, to the extent actually paid by any Millrose Party, shall be included in the Invested Capital for each such Property

o	multiplied by the Applicable Rate

o	divided by 360 days.

•	Additional deposits in certain specified circumstances, including prepayments if Millrose requires cash flow (up to 5% of the takedown price) or option termination payments.

•

All expenses provided for in the Master Option Agreement otherwise payable or attributable to the applicable Admitted Property which are due and payable during the Purchase Option term and all expenses related to maintenance, insurance and other obligations contained in the Master Option Agreement during the Purchase Option term.

The foregoing description of the Master Option Agreement is not complete and is qualified in its entirety by reference to the Master Option Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.6 and is hereby incorporated by reference into this Item 1.01.

Master Construction Agreement

On the Distribution Date, U.S. Home, Lennar Homes Holding, CalAtlantic and the Millrose Entities entered into a Master Construction Agreement (the “Master Construction Agreement”). The Master Construction Agreement governs the applicable Lennar Party’s obligation to perform construction services in order to complete the Work (as defined in the Master Construction Agreement). Work consists generally of the construction of certain roads, sidewalks, fencing, sewers, drainage curbs, gutters, grading, retaining walls, landscaping, water lines and utility lines within, and adjacent to, the Homesites, and any physical improvements to common areas within the Property (excluding any improvements which are of a vertical nature and home construction). Except for Work to be performed by third parties, Lennar will be solely responsible for and have control over construction means, methods, techniques, sequences and procedures and for coordinating all portions of the Work and be responsible to the Millrose Entities for any acts or omissions of its employees, subcontractors and their agents and employees and all other persons performing portions of the Work. The Lennar Party must use commercially reasonable efforts to complete the Work by the completion date set forth in the applicable project addendum.

The Millrose Entities will pay all costs actually incurred by the applicable Lennar Party in the performance of the Work and its obligations under the Master Construction Agreement, up to the contract sum specified in the applicable budget specified in the Master Construction Agreement and applicable project addendum. The applicable Lennar Party is solely responsible for any cost overruns unless a consultant determines otherwise. Consultant fees will be allocated to the party whose position is not upheld. The Millrose Entities will not be responsible for paying certain costs incurred in performing the Work, including the Lennar Party’s employee salaries, overhead, development fees, capital expenses, or costs resulting from the Lennar Party’s knowing and willful misconduct and gross negligence.

The applicable Lennar Party will receive progress payments based on submitted applications and certificates. Final payment will be made when (i) the Lennar Party achieves completion of the Work, (ii) a complete final application for payment is submitted, (iii) the Lennar Party has submitted acceptable evidence to the Millrose Entities of the receipt of any final inspection and approval of the Work from all applicable authorities, (iv) if the applicable Option terminates prior to the Lennar Party having acquired all the Homesites, a soils compaction report is delivered, (v) if the Millrose Entities still own unpurchased Homesites, the Millrose Entities have received a conditional lien waiver and release from the Lennar Party and certain subcontractors relating to all Work for which final payment is being made, an unconditional lien waiver and release from the Lennar Party and certain subcontractors relating to all Work performed for which payments have previously been made and such other invoices or documentation as the Millrose Entities may reasonably request, provided, however, that in lieu of such lien releases, the Lennar Party may instead deliver to the Millrose Entities a certificate confirming that the applicable contractors and/or subcontractor have been or will be paid and (vi) if the applicable Option terminates prior to Lennar having acquired all of the Homesites, the Millrose Entities have received certified as-built plans pertaining to all improvements constructed in connection with the Work.

If the Millrose Entities breach the Master Construction Agreement by failing to pay, Lennar may offset amounts owed against its obligations under the Master Option Agreement and applicable project addendum, exercise lien rights, pursue legal recourse against Owner to recover delinquent amounts due and owing to Lennar, and/or terminate the Master Construction Agreement. If a Lennar Party breaches the Master Construction Agreement, the Millrose Entities may deduct costs for deficiencies, require the Lennar Party to complete the Work at its expense, or take over the site and complete the Work using other contractors.

The foregoing description of the Master Construction Agreement is not complete and is qualified in its entirety by reference to the Master Construction Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.7 and is hereby incorporated by reference into this Item 1.01.

Multiparty Cross Agreement

On the Distribution Date, certain Lennar Parties and certain Millrose Parties entered into (and from time to time, such parties will enter into) several Multiparty Cross Agreements (the “Multiparty Cross Agreement”), each in connection with the establishment of a pool with respect to certain Admitted Properties pursuant to the Master Program Agreement, Master Option Agreement, Master Construction Agreement and the applicable project addendum.

Each Multiparty Cross Agreement establishes cross-termination rights for pools of Admitted Properties (the “Pool Properties”). In the event of the termination of a Purchase Option with respect to a Pool Property for any reason other than as a result of a default by the Millrose Parties without the applicable Lennar Party acquiring all Homesites on such Pool Property, then the applicable Millrose Party will have the right, but not the obligation, to terminate the Purchase Option with respect to any other Pool Property owned by such Millrose Party and recover from the Lennar Party. If the Purchase Option for a Pool Property has been terminated due to the Lennar Party’s default under the Master Option Agreement, then the Millrose Party will be entitled to pursue its rights and remedies under the Master Option Agreement, but the Lennar Party will not be deemed to be in default with respect to any other Pool Properties.

If a Lennar Party’s default under the Master Option Agreement with respect to a Pool Property (i) cannot be cured by the payment of money owed to the Millrose Party in connection with such Property, (ii) is not within the Lennar Party’s reasonable control to cure within the time period requirement under the Master Option Agreement and (iii) is limited to a particular Pool Property and the applicable Millrose Party elects to terminate the Option with respect to such Admitted Property as a result of such default, such Lennar Party may elect to consummate a bulk sale of the defaulted Property without being required to enter into a bulk sale with respect to any other Pool Property. This will resolve the default without triggering cross-termination rights for other Properties, and any previously exercised cross termination rights will be nullified.

The foregoing description of the Multiparty Cross Agreements is not complete and is qualified in its entirety by reference to the form of Multiparty Cross Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.8 and is hereby incorporated by reference into this Item 1.01.

Credit Agreement

On the Distribution Date, Millrose Properties, Inc. (for purposes of this section only, the “Borrower”) entered into a credit agreement with the lenders party thereto and JPMorgan Chase Bank, N.A., as a lender and as administrative agent for the lenders (the “Credit Agreement”). The Credit Agreement provides for a revolving credit facility with commitments in an aggregate amount of $1.335 billion. Availability under the Credit Agreement is subject to a borrowing base updated quarterly (or, at the Borrower’s option, monthly), which is calculated by reference to the value of certain real property assets, with advance rates that vary by asset category, and unrestricted cash and cash equivalents, with adjustments as specified in the Credit Agreement. The revolving credit facility may be used by the Borrower to borrow loans or obtain standby letters of credit.

Loans under the Credit Agreement bear interest at the Adjusted Term SOFR Rate (as defined in the Credit Agreement) plus an applicable margin at the per annum rate of (i) 2.00%, if the Leverage Ratio (as defined in the Credit Agreement) is less than or equal to 0.30 to 1.00, (ii) 2.25% if Leverage Ratio is greater than 0.30 to 1.00 and less than or equal to 0.40 to 1.00, and (iii) 2.50% if the Leverage Ratio is greater than 0.40 to 1.00. At the Borrower’s option, loans may instead bear interest at the Alternate Base Rate (as defined in the Credit Agreement) plus an applicable margin at the per annum rate of 1.00%, 1.25% or 1.50%, depending upon the Leverage Ratio.

Obligations under the Credit Agreement are secured by pledges by the Borrower of (i) the Promissory Note (as defined below) and (ii) the equity interests of Millrose Holdings. In addition, the Credit Agreement requires the Borrower to pledge (i) certain future promissory notes similar to the Promissory Note that Millrose may enter into with future subsidiaries and (ii) the equity interests of any future subsidiaries whose equity interests are not pledged for the benefit of the Promissory Note or any other similar promissory note or notes.

As of the Distribution Date, there are no guarantors under the Credit Agreement. In certain circumstances, the Credit Agreement requires the Borrower to cause certain future subsidiaries of the Borrower that are not Taxable REIT Subsidiaries (as defined in the Credit Agreement) to become guarantors.

The Credit Agreement includes affirmative and negative covenants applicable to the Borrower and its subsidiaries, including limitations regarding indebtedness, liens, dividends and other restricted payments, investments, asset sales, transactions with affiliates, restrictive agreements, mergers and other fundamental changes, permitted lines of business, financial contracts, and designation of unrestricted subsidiaries. The Credit Agreement contains financial covenants, tested quarterly, consisting of a maximum Leverage Ratio, a minimum interest coverage ratio, and a minimum tangible net worth. The Credit Agreement also requires the Borrower to maintain its status as a REIT.

The Credit Agreement contains events of default, including if Kennedy Lewis Land and Residential Advisors LLC shall cease to be the Borrower’s manager and a replacement manager reasonably acceptable to the required lenders is not appointed within 90 days.

The Credit Agreement is scheduled to mature on February 7, 2028.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.9 and is hereby incorporated by reference into this Item 1.01.

Promissory Note

As part of a recapitalization of Millrose Holdings prior to the Distribution, on February 6, 2025, Millrose Holdings issued to Millrose (for purposes of this section only, “Lender”) a promissory note (the “Promissory Note”) in an initial principal amount of $4,773,796,077 that was executed by Millrose Holdings and each of the 31 LLC subsidiaries of Millrose Holdings, which were formed by Lennar for the purpose of holding the Initial Properties and the Supplemental Transferred Assets and any Future Property Assets acquired pursuant to the Master Program Agreement (collectively, the “Property LLCs”) (for purposes of this section only, Millrose Holdings and the Property LLCs, collectively, “Note Borrower”). The Promissory Note is secured by the Mortgages (as defined and described below) and by a pledge by Millrose Holdings of 100% of its membership interests in each Property LLC. Millrose will have the right to advance additional amounts to Note Borrower to increase the principal balance and for each additional advance, Note Borrower and Millrose will negotiate in good faith to determine the interest rate applicable to such additional advance.

Interest on the Promissory Note will be due and payable monthly in arrears on the first business day of each month and will bear interest at a rate of 7.5% per annum, compounded quarterly. The principal amount of the Promissory Note and all accrued but unpaid interest will be paid in full on the last day of the calendar month that contains the five year anniversary of the Promissory Note; provided, however, that the maturity date will automatically be extended for a period of one year commencing on the first day following the then-applicable maturity date on each subsequent maturity date unless either Millrose or Millrose Holdings has provided written notice at least 180 days prior to the then-applicable maturity date that such maturity shall not be extended.

During a Pause Period, Note Borrower may elect for a portion of the interest payable under the Promissory Note to accrue and be added to the principal balance on the applicable payment date rather than being paid in cash to Millrose (for purposes of this section only, the “PIK Interest”). The amount of interest that Note Borrower may elect to become PIK Interest may be no greater than the amount by which the Monthly Option Payment is reduced because it is calculated based on the fixed rate equal to 50% of the Applicable Rate for the applicable Property (the “Pause Rate”) as opposed to the Applicable Rate during the Pause Period. After such an election, interest will accrue on the aggregate principal balance (including the PIK Interest) at the interest rate on the Promissory Note.

The Promissory Note contains certain events of default (for purposes of this section only, a “Note Event of Default”), upon which the principal balance, as well as any accrued but unpaid interest thereon, shall automatically mature and be due and payable immediately, without presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, which Note Borrower expressly waives.

The foregoing description of the Promissory Note is not complete and is qualified in its entirety by reference to the Promissory Note, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.10 and is hereby incorporated by reference into this Item 1.01.

Mortgages

In connection with the Promissory Note, on February 6, 2025, each of the Property LLCs delivered fully executed mortgages with respect to the Homesites that they own in favor of Millrose to secure the Promissory Note (the “Mortgages”). The Mortgages will not be recorded initially, but each Property LLC is required to comply with Millrose’s request to amend the Mortgages so that they may be recorded if Millrose so requests.

The Homesites covered by the Mortgages will automatically be released from the applicable Mortgage upon (a) payment in full of the Promissory Note or (b) the occurrence of a closing of such Homesite in accordance with the Master Option Agreement. Additionally, any new real property that the Property LLCs acquire while any portion of the Promissory Note remains unpaid or unsatisfied shall automatically be subject to the lien of the Mortgages.

The foregoing description of the Mortgages is not complete and is qualified in its entirety by reference to the form of Mortgage, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.11 and is hereby incorporated by reference into this Item 1.01.

Pledge and Security Agreement

In connection with the Promissory Note, Millrose Holdings entered into a Pledge and Security Agreement with Millrose on February 6, 2025 (the “Pledge and Security Agreement”), pursuant to which Millrose Holdings pledged a first priority perfected, continuing security interest in and lien on 100% of its membership interests in each Property LLC and in all proceeds thereof (for purposes of this section only, the “Pledged Collateral”) as collateral for Note Borrower’s performance of its obligations under the Promissory Note and Mortgage. Except during the continuance of a Note Event of Default, Note Borrower will have the right to receive all distributions, interest and proceeds in respect of the Pledged Collateral.

The foregoing description of the Pledge and Security Agreement is not complete and is qualified in its entirety by reference to the Pledge and Security Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.12 and is hereby incorporated by reference into this Item 1.01.

Payment and Performance Guaranty

In connection with the Master Program Agreement, the Master Option Agreement, the Master Construction Agreement and any related project addenda, on the Distribution Date, Millrose and Lennar entered into a payment and performance guaranty (the “Payment and Performance Guaranty”) in favor of Millrose and its affiliates (for purposes of this section only, the “Guaranty Owner Parties”), under which Lennar irrevocably and unconditionally guarantees (i) the full punctual payment when due of any payment obligations of any of Lennar’s divisions and subsidiaries to Millrose under the Master Program Agreement and the Master Option Agreement and (ii) the full and punctual payment and performance of the payment and construction obligations of any of Lennar’s divisions and subsidiaries to the Guaranty Owner Parties under the Master Construction Agreement. If such obligations are not paid, or with respect to the Master Construction Agreement performed, Lennar will make such payments or perform such obligations after written demand by Millrose to Lennar. The Payment and Performance Guaranty is a guaranty of payment, and with respect to the Master Construction Agreement of performance, and not merely a guaranty of collection or collectability.

The Payment and Performance Guaranty is continuing, unlimited, absolute and unconditional and survives the termination of the Master Program Agreement, the Master Option Agreement, the Master Construction Agreement and any related project addenda until (i) termination of any such documents pursuant to its terms due to Millrose’s or any Guaranty Owner Party’s default thereunder or (ii) Lennar’s obligations described above are fully and indefeasibly paid and performed.

The foregoing description of the Payment and Performance Guaranty is not complete and is qualified in its entirety by reference to the Payment and Performance Guaranty, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.13 and is hereby incorporated by reference into this Item 1.01.

Recognition, Subordination and Non-Disturbance Agreement

On the Distribution Date, U.S. Home, Lennar Homes Holding and CalAtlantic (for purposes of this section only, “Builder”), Millrose, Millrose Holdings and each Property LLC entered into the Recognition, Subordination, and Non-Disturbance Agreement (the “Recognition Agreement”), pursuant to which Builder subordinates its rights, title, claims and interests in, to and under the Master Option Agreement and Master Construction Agreement to the lien of the Mortgages and the Pledge and Security Agreement.

Pursuant to the Recognition Agreement, Millrose has agreed, if Millrose acquires any Property or collateral pledged under the Pledge and Security Agreement as a result of Millrose’s exercise of any remedies under the Promissory Note, Mortgages and Pledge and Security Agreement (for purposes of this section only, the “Loan Documents”): (i) to perform Millrose Holdings’ obligations under the Loan Documents; (ii) to take no action that would prevent or be inconsistent with Builder’s exercise of its rights under the Recognition Agreement and the Master Option Agreement and Master Construction Agreement and (iii) if requested by Builder, to (a) execute any documents that are to be signed by a Note Borrower, (b) release any Mortgage or security interest under the Pledge and Security Agreement with respect to any common areas of streets created or dedicated in connection with the development of the Property and (c) subordinate any Mortgage or security interest under the Pledge and Security Agreement to any easement or declaration granted or created in connection with the development of the Property. In addition, upon the consummation of a Closing (as defined in the Master Option Agreement) with respect to all or any portion of a Homesite or any closing of a homesite that is part of a Property pursuant to an option agreement similar in nature to the Master Option Agreement, the estate granted by the Mortgage with respect to such Property will automatically terminate and be void.

Millrose has agreed to notify Builder at least ten business days before commencing a foreclosure with respect to a Mortgage or the pledge and to send a notice to Builder within ten business days after such commencement granting Builder the right, which shall be exercisable for not less than 30 business days from the date of Millrose’s notice, to purchase Millrose Holdings’ obligation to pay Millrose pursuant to the Promissory Note upon, and for no consideration other than, payments of all amounts due and owing by Millrose Holdings under the Promissory Note.

If a bankruptcy proceeding is commenced by or against Millrose Holdings, Millrose will not take action that would adversely affect (i) Builder’s rights under the Recognition Agreement, (ii) in any material respect Builder’s rights under the Master Option Agreement or Master Construction Agreement or (iii) Builder’s right to assert a claim in bankruptcy as a creditor or interested party, without Builder’s prior written consent.

The Recognition Agreement will terminate upon the (a) full, final and indefeasible payment of all amounts due under the Loan Documents and (b) the satisfaction in full of all of Property LLCs’ obligations under the Master Option Agreement and Master Construction Agreement.

The foregoing description of the Recognition Agreement is not complete and is qualified in its entirety by reference to the Recognition Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.14 and is hereby incorporated by reference into this Item 1.01.

Indemnification Agreements

On the Distribution Date, Millrose entered into an indemnification agreement (each, an “Indemnification Agreement”) with each of its executive officers and directors. The terms of each Indemnification Agreement provide for indemnification to the maximum extent permitted by Maryland law and supplement the existing indemnification protections afforded under Maryland law and pursuant to Millrose’s Amended and Restated Bylaws and Articles of Amendment and Restatement (each as defined below). Each Indemnification Agreement contains customary terms and conditions and establish certain customary procedures and presumptions.

The foregoing description of the Indemnification Agreements is not complete and is qualified in its entirety by reference to the form of Indemnification Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.15 and is hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K under the headings “Credit Agreement,” “Promissory Note,” “Mortgages,” “Pledge and Security Agreement,” “Payment and Performance Guaranty,” and “Recognition, Subordination and Non-Disturbance Agreement” is incorporated by reference in this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

In connection with the Spin Off, Millrose issued the Retained Shares to Lennar. The Retained Shares were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), on the basis that the transaction did not involve a public offering.

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth in Item 5.03 of this Form 8-K is incorporated by reference in this Item 3.03.

Item 5.01	Changes in Control of Registrant.

The information set forth in Items 1.01 and 5.02 of this 8-K is incorporated by reference in this Item 5.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation and Election of Directors

On January 17, 2025, the date Millrose’s Registration Statement on Form S-11 filed with the Securities and Exchange Commission (the “SEC”) (File No. 333-283883) (the “Registration Statement”) was declared effective by the SEC, the members of Board of Directors of Millrose (the “Board”) consisted of Diane Bessette and Mark Sustana. Effective as of the Distribution Date, each of Diane Bessette and Mark Sustana resigned from their positions as directors on the Board. On the Distribution Date, the Board was expanded to five directors and each of Carlos A. Migoya, Patrick Bartels, Matthew B. Gorson, Kathleen B. Lynch and M. Alison Mincey was elected to serve as a director on the Board until the next annual meeting of Millrose’s stockholders and until his or her successor is duly elected and qualified.

Effective as of the Distribution Date:

•

Patrick Bartels, Kathleen B. Lynch and Carlos A. Migoya were appointed as members of the audit committee of the Board (the “Audit Committee”), with Patrick Bartels, an “audit committee financial expert” within the meaning of SEC regulations, serving as the chair of the Audit Committee.

•

Patrick Bartels, Kathleen B. Lynch and M. Alison Mincey were appointed as members of the compensation committee of the Board (the “Compensation Committee”), with M. Alison Mincey serving as the chair of the Compensation Committee.

•

Carlos A. Migoya, Matthew B. Gorson and M. Alison Mincey were appointed as members of the nominating and corporate governance committee of the Board (the “Nominating and Corporate Governance Committee”), with Matthew B. Gorson serving as the chair of the Nominating and Corporate Governance Committee.

Director Compensation

Each independent director will be entitled to receive cash and equity compensation for service on the Board as follows:

•

an annual equity retainer of either restricted shares of Class A Common Stock or restricted stock units covering shares of Class A Common Stock, in each case, having a grant date fair value equal to $150,000;

•	an annual cash retainer of $80,000;

•

an additional annual cash retainer of $40,000, $20,000 and $10,000 for service as chairperson of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, respectively, and an additional annual cash retainer of $15,000, $10,000 and $7,500 for service as a member (other than as a chairperson) of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, respectively; and

•	an additional $50,000 annual cash retainer for the chair of the Board.

Millrose also expects to reimburse all members of the Board for their reasonable expenses incurred in attending Board and committee meetings. Millrose expects that all cash compensation for directors will be covered by the Management Fee and will not be separately paid by Millrose, in accordance with the Management Agreement. To the extent any portion of directors’ compensation consists of equity, such awards would need to be approved by the Compensation Committee or the Board and separately issued pursuant to a Millrose equity compensation plan.

Officer Appointments

Effective as of the Distribution Date, the following individuals are now serving as executive officers of Millrose in the positions noted below:

Name	Age	Position
Darren L. Richman	53	Chief Executive Officer and President

Garett Rosenblum	51	Chief Financial Officer and Treasurer

Robert Nitkin	37	Chief Operating Officer

Rachel Presa	45	General Counsel and Secretary

Adil Pasha	32	Chief Technology Officer

Executive Officer Biographies

Darren L. Richman, Chief Executive Officer and President

Darren L. Richman is the Chief Executive Officer and President of Millrose. Mr. Richman co-founded Kennedy Lewis with David Kennedy Chene in 2017, and is Co-Managing Partner of the firm. Mr. Richman was formerly a Senior Managing Director with The Blackstone Group from 2006 to 2016, where he focused on special situation and opportunistic investments, and he sat on the Investment Committee for GSO Capital Partners LP’s opportunistic credit funds and special situation funds. Before joining GSO Capital Partners, Mr. Richman worked at DiMaio Ahmad Capital, where he was a Founding Member and the Co-Head of its Investment Research Team, from 2003 to 2006. Prior to joining DiMaio Ahmad Capital LLC, Mr. Richman was a Vice President and Senior Special Situations Analyst at Goldman Sachs & Co, from 1999 to 2003. Mr. Richman began his career with Deloitte & Touche LLP, ultimately serving as a Manager in the firm’s Mergers and Acquisitions Services Group, from 1994 to 1999. He was formerly a Certified Public Accountant and a Member of the American Institute of Certified Public Accountants. Mr. Richman currently serves on the board of directors of Outward Bound USA and The Eastman Kodak Company. He is a member of the Economic Club of New York and formerly served on its strategic planning committee.

Garett Rosenblum, Chief Financial Officer and Treasurer

Garett Rosenblum is the Chief Financial Officer and Treasurer of Millrose. Previously, Mr. Rosenblum served as Senior Vice President and Chief Accounting Officer for Safehold Inc., and its predecessor iStar Inc., both publicly traded REITs, for ten years. Prior to joining iStar, Mr. Rosenblum served as the Chief Accounting Officer at Arbor Realty Trust, also a publicly traded REIT. Mr. Rosenblum served as Director of Accounting at Citi Property Investors, a division of Citigroup, for six years. Mr. Rosenblum also spent six years at Ernst and Young LLP where he served both publicly traded real estate clients and private equity real estate funds. Mr. Rosenblum is a graduate of the St. John’s University School of Law where he earned his Juris Doctor degree. He also holds a Bachelor of Science degree in both Finance and Public Relations from Syracuse University. Mr. Rosenblum is a member of the New York State Bar and is a Certified Public Accountant in New York.

Robert Nitkin, Chief Operating Officer

Robert Nitkin is the Chief Operating Officer of Millrose. Mr. Nitkin joined Kennedy Lewis in 2020 and is a Managing Director focused on the firm’s activities across the Real Estate and Homebuilding sectors. Mr. Nitkin was formerly an investment principal at GPS Investment Partners (“GPS”), an institutional investment firm, where he was responsible for evaluating and executing transactions across GPS’s credit and private equity investment strategies. Prior to joining GPS in 2015, Mr. Nitkin was an Associate in the Securities Division at Goldman Sachs & Co. Previously, he worked at Ernst and Young LLP as a member of the Transaction Advisory group. Mr. Nitkin earned his undergraduate degree from the Cornell University School of Engineering and holds an M.B.A. from Columbia Business School.

Rachel Presa, General Counsel and Secretary

Rachel Presa is the General Counsel and Secretary of Millrose. Ms. Presa joined Kennedy Lewis in 2021 and is a Managing Director who has served in various legal capacities across the firm. Ms. Presa has 14 years of experience representing and advising investment funds, financial institutions, and other clients in legal and compliance matters, including regulatory investigations and enforcement, civil litigation, and bankruptcy and restructuring. Ms. Presa was formerly Senior Counsel at the law firm of Akin Gump Strauss Hauer & Feld LLP from 2010 to 2021. Prior to her legal career, Ms. Presa taught English and writing in public high schools in North Carolina and Maryland. Ms. Presa served on the Junior Advisory Board of Her Justice from 2019 – 2022. Ms. Presa has a B.A. from Goucher College and earned her J.D. at New York University School of Law.

Adil Pasha, Chief Technology Officer

Adil Pasha is the Chief Technology Officer of Millrose. Mr. Pasha is a Director at Kennedy Lewis and has been responsible for managing the firm’s technology and analytics capabilities since 2022. Mr. Pasha was formerly a Data Scientist at Schonfeld Strategic Advisors LLC, a multi-strategy hedge fund, where he was responsible for the fund’s performance reporting from 2021 to 2022. Prior to joining Schonfeld Strategic Advisors LLC, Mr. Pasha was a Product Manager focused on designing and building accounting/financial applications from 2020 to 2021. Mr. Pasha started his career in consulting at PricewaterhouseCoopers LLP in 2017. Mr. Pasha has a B.A. in Accounting and Finance from the Georgia Institute of Technology. He is a Certified Public Accountant.

None of the directors and executive officers have family relationships with any member of the Board or any executive officer of Millrose. None of the directors is a party to any transactions that would be disclosed under Item 404(a) of Regulation S-K. Darren L. Richman is the Co-Founder, Co-Portfolio Manager and Co-Managing Partner of Kennedy Lewis, the parent company and an affiliate of the Manager. Each of the other executive officers of the Company are employees of Kennedy Lewis. There are no arrangements or understandings between any of the directors or any other person and Millrose pursuant to which the appointees were appointed to serve in his or her respective role.

Millrose is externally managed by the Manager, Millrose has no employees and Millrose does not separately pay compensation to the individuals serving as its executive officers. The executive officers were provided and recommended by the Manager, and appointed by Millrose’s board, to serve in their respective roles. For a description of the Manager’s compensation, see “Management Agreement” in Item 1.01 of this Form 8-K, which is incorporated by reference in this Item 5.02.

2024 Omnibus Incentive Plan

On the Distribution Date, the Millrose Properties, Inc. 2024 Omnibus Incentive Plan (the “2024 Incentive Plan”) became effective, which was previously approved by the Board and Millrose’s then sole stockholder on December 17, 2024.

The purpose of the 2024 Incentive Plan is to assist Millrose in attracting, retaining, motivating and rewarding certain employees, officers, directors and consultants of Millrose and its affiliates and promoting the creation of long-term value for stockholders of Millrose by closely aligning the interests of participants with those of stockholders. The 2024 Incentive Plan is administered by the Board, the Compensation Committee, or such other committee appointed by the Board to administer the 2024 Incentive Plan. The 2024 Incentive Plan authorizes the award of stock options (including “incentive stock options” as defined under Section 422 of the Internal Revenue Code), restricted stock, restricted stock units, stock appreciation rights and other stock-based awards, subject to certain share limitations as described in the 2024 Incentive Plan. All awards under the 2024 Incentive Plan will be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations.

Millrose reserved 11,620,019 shares of Class A Common Stock for issuance under the 2024 Incentive Plan. The aggregate maximum value of all awards granted under the 2024 Incentive Plan (determined as of the date of grant) to any non-employee director of Millrose during any one calendar year, taken together with any cash fees paid to such non-employee director for service as a non-employee director during such calendar year, will not exceed $750,000. The independent members of the Board or the Compensation Committee may determine to make an exception to this limit, provided that the director for whom the exception is sought does not participate in such determination.

In the event of changes in the outstanding Class A Common Stock or in the capital structure of Millrose by reason of stock dividends, extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges or other relevant changes in capitalization, in connection with any extraordinary dividend declared and paid in respect of shares of Class A Common Stock, in the event of any change in applicable laws or circumstances or as otherwise set forth in the 2024 Incentive Plan, in each case, that results in or could result in, in either case, as determined by the Compensation Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, participants in the 2024 Incentive Plan, awards shall be equitably and proportionally adjusted or substituted, as determined by the Compensation Committee, in its sole discretion, as to the number, price or kind of a share of Class A Common Stock, other securities or other consideration subject to such awards.

Generally, except as otherwise provided by the Compensation Committee in an award agreement or otherwise, in connection with certain corporate events, including but not limited to a “change in control” (as defined in the 2024 Incentive Plan), the Compensation Committee may provide for any one or more of the following (i) the assumption or substitution of any or all awards in connection therewith, with awards that vest based on performance criteria being deemed earned at the target level (or if no target is specified, the maximum level) and converted into solely service-based vesting awards, (ii) the acceleration of vesting of any or all awards not assumed or substituted in connection with the corporate event (with vesting of performance-based awards deemed earned at the target level (or if no target is specified, the maximum level), unless otherwise specified in the applicable award agreement), (iii) the cancellation of any or all awards not assumed or substituted in connection with such corporate event (whether vested or unvested) together with the payment to participants holding vested awards so canceled of an amount in respect of cancellation based on the per-share consideration being paid for the Class A Common Stock in connection with such corporate event, (iv) the cancellation or any or all options, stock appreciation rights and other awards subject to exercise not assumed or substituted in connection with any such corporate event (whether vested or unvested) after providing the holder thereof with a period of at least ten days to exercise such awards and (v) the replacement of any and all awards (subject to certain limitations) with a cash incentive program that preserves the value of the awards so replaced.

The foregoing description of the 2024 Incentive Plan is not complete and is qualified in its entirety by reference to the 2024 Incentive Plan, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.16 and is hereby incorporated by reference into this Item 5.02.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 6, 2025, Millrose amended and restated its Articles of Incorporation by filing its Articles of Amendment and Restatement with the Secretary of State of the State of Maryland (the “Articles of Amendment and Restatement”). On the Distribution Date, Millrose amended and restated its Bylaws (the “Amended and Restated Bylaws”). Copies of the Articles of Amendment and Restatement and the Amended and Restated Bylaws are filed as Exhibits 3.1 and 3.2 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference. The descriptions and forms of the Articles of Amendment and Restatement and Amended and Restated Bylaws are substantially the same as the descriptions set forth in and forms filed as exhibits to the Registration Statement.

Item 7.01	Regulation FD Disclosure.

On the Distribution Date, Millrose and Lennar issued a joint press release announcing the completion of the Spin Off and the start of Millrose’s operations as an independent public company. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information furnished herewith pursuant to Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

3.1	Articles of Amendment and Restatement of Millrose Properties, Inc., dated February 6, 2025.

3.2	Amended and Restated Bylaws of Millrose Properties, Inc., dated February 7, 2025.

10.1+	Management Agreement, dated February 7, 2025, by and between Millrose Properties, Inc. and Kennedy Lewis Land and Residential Advisors LLC.

10.2	Founder’s Rights Agreement, dated February 7, 2025, by and between Millrose Properties, Inc., U.S. Home, LLC, Lennar Homes Holding, LLC and CalAtlantic Group, LLC.

10.3	Registration Rights Agreement, dated February 7, 2025, by and between Lennar Corporation and Millrose Properties, Inc.

10.4	Sublicense Agreement, dated February 7, 2025, by and between Lennar-Millrose HOPP’R, LLC and Millrose Properties Holdings, LLC.

10.5†	Master Program Agreement, dated February 7, 2025, by and among Millrose Properties, Inc., U.S. Home, LLC, Lennar Homes Holding, LLC, and CalAtlantic Group, LLC.

10.6†	Master Option Agreement, dated February 7, 2025, by and among Millrose Properties, Inc., Millrose Properties Holdings, LLC, U.S. Home, LLC, Lennar Homes Holding, LLC, and CalAtlantic Group, LLC.

10.7†	Master Construction Agreement, dated February 7, 2025, by and among Millrose Properties, Inc., Millrose Properties Holdings, LLC, U.S. Home, LLC, Lennar Homes Holding, LLC, and CalAtlantic Group, LLC.

10.8†	Form of Multiparty Cross Agreement, dated February 7, 2025, by and among certain Lennar parties and certain Millrose parties.

10.9†	Credit Agreement, dated February 7, 2025, by and among Millrose Properties, Inc., as borrower, JPMorgan Chase Bank, N.A., as a lender and as administrative agent, and the lenders party thereto.

10.10	Promissory Note, dated February 6, 2025, issued by Millrose Properties Holdings, LLC and each of the Property LLCs, in favor of Millrose Properties, Inc.

10.11†	Form of Mortgage, dated February 6, 2025, by and between each Property LLC and Millrose Properties, Inc.

10.12	Pledge and Security Agreement, dated February 6, 2025, by and between Millrose Properties Holdings, LLC and Millrose Properties, Inc.

10.13	Payment and Performance Guaranty, dated February 7, 2025, by Lennar Corporation in favor of Millrose Properties, Inc. and each of its affiliates party thereto.

10.14	Recognition, Subordination and Non-Disturbance Agreement, dated February 7, 2025, by and among U.S. Home, LLC, Lennar Homes Holding, LLC, CalAtlantic Group, LLC, Millrose Properties, Inc., Millrose Holdings, LLC and each Property LLC.

10.15	Form of Indemnification Agreement (Directors and Officers).

10.16+	Millrose Properties, Inc. 2024 Omnibus Incentive Plan.

99.1	Press Release dated February 7, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

+	Identifies management contracts, compensatory plans or arrangements.
†

Certain schedules, annexes and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit upon the request of the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLROSE PROPERTIES, INC.

Date: February 7, 2025	By:	/s/ Garett Rosenblum
	Name:	Garett Rosenblum
	Title:	Chief Financial Officer and Treasurer